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                       November 29, 2023

       Kate Gulliver
       Chief Financial Officer
       Wayfair Inc.
       4 Copley Place
       Boston, MA 02116

                                                        Re: Wayfair Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-36666

       Dear Kate Gulliver:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Trade & Services